Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-225948) on Form S-8 of Liberty Energy Inc. of our report dated June 28, 2024 relating to the financial statements and supplemental schedule of Liberty Oilfield Services 401(k) Savings Plan appearing in this annual report on Form 11-K for the year ended December 31, 2023.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 28, 2024